FOR IMMEDIATE RELEASE	Exhibit 2.1

Investor and Public Relations contact:
Mercom Capital Group, LLC
1-512-215-4452
scuc@mercomcapital.com

SecureCare Promotes David Vineyard to Chief Technology Officer

AUSTIN, Texas – December 18, 2008 – SecureCare Technologies, Inc. (OTCBB: SCUC), a health care information technology company based in Austin, Texas, is pleased to announce the promotion of David Vineyard to Chief Technology Officer (CTO). Vineyard will lead all technical initiatives related to the company’s products and services roadmap and he will be responsible for architecting the company’s internal infrastructure. He will guide SecureCare in identifying new opportunities to leverage the company’s development capabilities and expand its technology services as its flagship product, Sfax™, continues to evolve. In his role as CTO, he will oversee the integration of Sfax™ into third-party solutions and will also lead the progression of Sfax™, to a complete service-oriented architecture (SOA) complemented by intelligent business interfaces that will create a more efficient development and integration timeline.

“David’s knowledge and passion for the future development and expansion of Sfax made him the perfect fit for this position,” said Dennis Nasto, CEO of SecureCare Technologies. “Since joining SecureCare, he has made a significant impact on the company and has been invaluable in the implementation of the Sfax web services and integration roadmap. I am extremely confident, with David’s insight and technical guidance, he will lead SecureCare to new innovative opportunities that will shape the next generation of our products and services.”

Prior to his promotion, Vineyard served as the Development Director and Lead Systems Engineer for SecureCare. Before joining SecureCare in 2007, he practiced as a software engineer for over 20 years servicing industry giants such as Cisco Systems, Inc., Dell Computer Corporation, IBM, Unisys Corporation, United Health Care (Covantage) and The Delphi Groupe, Inc. While working with Dell, Vineyard designed the AutoShip TM, an enterprise level solution that automated the shipping of packages from several Dell facilities and improved performance by as much as 400%, delivering an ROI in just 47 days. While at IBM, he collaborated with European developers in the creation of an enterprise level environment for RailTrac. As the lead development engineer at the The Delphi Groupe, Inc. he designed and developed a solution for the EDWAA project that won the High Tech award for the state of Texas. Vineyard attended the University of Texas at Austin.

“In ten short months we have made significant progress on the technological front by integrating our web services application with some of the industry’s top EMR and health care IT vendors. My long term vision includes expanding our technology platform to a fax over Internet protocol (FOIP), to be compatible with multiple software products and most electronic devices used in health care. This would enable hospitals, doctors’ offices and other health care providers to send and receive data, using our FOIP, directly from the varied applications being used to run health care businesses. My technology vision is 100% focused on dramatically reducing the time and money our customers spend on work-flow, allowing for more time with their patients and ultimately, higher quality health care, “stated David Vineyard, CTO of SecureCare Technologies.

About SecureCare Technologies, Inc.
SecureCare Technologies, Inc. is a publicly-held health care information technology company with shares traded under the symbol SCUC. The company’s Internet-based Sfax™ is the only secure EFR™ (electronic fax record), with Digital Signature and annotation features, that is 100 percent dedicated to the health care industry. The product is a HIPAA-ready work flow solution that saves end-users up to 95 percent of the time and up to 80 percent of the cost of manual faxing. It provides a complete log and audit trail for all fax documents and completely eliminates the manual paper processing of fax documents. Sfax is distributed to end-users through the company’s network of health care software vendors and value-added resellers. It is sold as an easily-integrated, add-on module to existing health care applications or as a stand-alone solution. Additional information about SecureCare can be found at: http://www.sfaxme.com

Forward-Looking Statements
Except for the historical information contained herein, the matters set forth in this press release, including the description of the company and its product offerings, are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the historical volatility and low trading volume of our stock, the risk and uncertainties inherent in the early stages of growth companies, the company’s need to raise substantial additional capital to proceed with its business, risks associated with competitors, and other risks detailed from time to time in the company’s most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

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